Exhibit 99.1
DTE Gas Company
Consolidated Financial Statements as of December 31, 2018 and 2017 and for each of the three years in the period ended December 31, 2018 and Report of Independent Auditors

THIS PAGE INTENTIONALLY LEFT BLANK

DTE Gas Company
Year Ended December 31, 2018

DEFINITIONS

AFUDC	Allowance for Funds Used During Construction

ASU	Accounting Standards Update issued by the FASB

Company	DTE Gas Company and any subsidiary companies

Customer Choice	Michigan legislation giving customers the option of retail access to alternative suppliers for natural gas

DTE Energy	DTE Energy Company, directly or indirectly the parent of DTE Electric Company, DTE Gas Company, and numerous non-utility subsidiaries

DTE Gas	DTE Gas Company (an indirect wholly-owned subsidiary of DTE Energy) and subsidiary companies

EPA	U.S. Environmental Protection Agency

FASB	Financial Accounting Standards Board

FERC	Federal Energy Regulatory Commission

GCR	A Gas Cost Recovery mechanism authorized by the MPSC that allows DTE Gas to recover through rates its natural gas costs.

IRM	Infrastructure Recovery Mechanism

LLC	DTE Energy Corporate Services, LLC, a subsidiary of DTE Energy

MDEQ	Michigan Department of Environmental Quality

MGP	Manufactured Gas Plant

MPSC	Michigan Public Service Commission

NAV	Net Asset Value

NEXUS	NEXUS Gas Transmission, LLC, a joint venture in which a subsidiary of DTE Energy owns a 50% partnership interest

RDM	A Revenue Decoupling Mechanism authorized by the MPSC that is designed to minimize the impact on revenues of changes in average customer usage.

Represented	Employees of DTE Gas covered by collective bargaining agreements

SEC	Securities and Exchange Commission

TCJA	Tax Cuts and Jobs Act of 2017

TCJA rate reduction liability	Beginning January 1, 2018, as a result of the change in the corporate tax rate, DTE Gas has reduced revenue and recorded an offsetting regulatory liability

Topic 606	FASB issued ASU No. 2014-09, Revenue From Contracts with Customers, as amended

VEBA	Voluntary Employees Beneficiary Association

VIE	Variable Interest Entity

Units of Measurement

Bcf	Billion cubic feet of natural gas

MANAGEMENT'S NARRATIVE ANALYSIS OF RESULTS OF OPERATIONS
Management’s Discussion and Analysis of Results of Operations includes financial information prepared in accordance with GAAP, as well as the non-GAAP financial measure, Utility Margin, discussed below, which the Company uses as a measure of its operational performance. Generally, a non-GAAP financial measure is a numerical measure of financial performance, financial position, or cash flows that excludes (or includes) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP.
The Company uses Utility Margin, a non-GAAP financial measure, to assess its performance. Utility Margin includes Operating Revenues net of Cost of gas expense. The Company's natural gas supply is passed through to customers, and therefore, result in changes to revenues that are comparable to changes in such expenses. As such, DTE Gas believes Utility Margin provides a meaningful basis for evaluating the its operations across periods, as it excludes the revenue effect of fluctuations in these expenses.
Utility Margin is not a measure calculated in accordance with GAAP and should be viewed as a supplement to and not a substitute for the results of operations presented in accordance with GAAP. Utility Margin does not intend to represent operating income, the most comparable GAAP measure, as an indicator of operating performance and is not necessarily comparable to similarly titled measures reported by other companies.
The following section provides a detailed discussion of the operating performance and future outlook of the Company.
The following table summarizes the financial results for the years ended December 31:

	2018	2017	2016
	(In millions)
Operating Revenues	$1,415	$1,368	$1,308
Cost of gas	435	432	445
Utility Margin	980	936	863
Operation and maintenance	497	445	436
Depreciation and amortization	132	122	104
Taxes other than income	72	64	63
Asset (gains) losses and impairments, net	—	—	4
Operating Income	279	305	256
Other (Income) and Deductions	63	81	40
Income Tax Expense	67	78	78
Net Income	$149	$146	$138
Utility Margin increased $44 million in 2018 and increased $73 million in 2017. Revenues associated with certain mechanisms and surcharges are offset by related expenses elsewhere in the Consolidated Statements of Operations.
The following table details changes in various utility margin components relative to the comparable prior period for the years ended December 31:

	2018	2017
	(In millions)
Weather	$46	$(6)
Implementation of new rates	15	80
Midstream storage and transportation revenues	15	(5)
Regulatory mechanism — RDM	(3)	4
TCJA rate reduction	(40)	—
Other regulatory mechanisms and other	11	—
Increase in Utility Margin	$44	$73

	2018	2017	2016
	(In Bcf)
Gas Markets
Gas sales	132	116	113
End-user transportation	187	165	182
	319	281	295
Intermediate transportation	329	260	214
Total Gas sales	648	541	509
Operation and maintenance expense increased $52 million in 2018 and increased $9 million in 2017. The increase in 2018 was primarily due to increased uncollectible expense of $28 million due to customer billing initiatives following implementation of a new customer billing system and higher gas operations expenses of $22 million, which included increased investment spending and higher pipeline integrity expenses. The increase in 2017 was primarily due to increased corporate expenses of $3 million and increased gas operations expenses of $3 million.
Depreciation and amortization expense increased $10 million in 2018 and increased $18 million in 2017. The increase in 2018 was primarily due to an increased depreciable base. The increase in 2017 was primarily due to an increased depreciable base and higher depreciation rates.
Other (Income) and Deductions decreased $18 million in 2018 and increased $41 million in 2017. The decrease in 2018 was primarily due to lower contributions to the DTE Energy Foundation and other not-for-profit organizations of $27 million, partially offset by higher net interest expense of $6 million. The increase in 2017 was primarily due to increased contributions to the DTE Energy Foundation and other not-for-profit organizations of $7 million, higher interest expense of $5 million, and decreased non-operating retirement benefits income of $30 million.
Outlook — The Company will continue to move forward in its efforts to achieve operational excellence, sustain strong cash flows, and earn its authorized return on equity. The Company expects that planned significant infrastructure capital investments will result in earnings growth. Looking forward, additional factors may impact earnings such as weather, the outcome of regulatory proceedings, benefit plan design changes, and investment returns and changes in discount rate assumptions in benefit plans and health care costs. The Company expects to continue its efforts to improve productivity and decrease costs while improving customer satisfaction with consideration of customer rate affordability.
The Company filed its Calculation C case with the MPSC on November 16, 2018 to reduce the revenue requirement by $12 million related to the amortization of deferred tax remeasurement. Calculation C addresses all remaining issues relative to the enactment of the TCJA, which is primarily the remeasurement of deferred taxes and how the amounts deferred as Regulatory liabilities will flow to ratepayers. Refer to Note 7 to the Consolidated Financial Statements, “Regulatory Matters” for additional information.

REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Shareholder of DTE Gas Company:

We have audited the accompanying consolidated financial statements of DTE Gas Company and its subsidiaries, which comprise the consolidated statements of financial position as of December 31, 2018 and December 31, 2017, and the related consolidated statements of operations, of comprehensive income, of cash flows and of changes in shareholder’s equity for each of the three years in the period ended December 31, 2018.
Management's Responsibility for the Consolidated Financial Statements
Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.
Auditors’ Responsibility
Our responsibility is to express an opinion on the consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of DTE Gas Company and its subsidiaries as of December 31, 2018 and December 31, 2017, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2018 in accordance with accounting principles generally accepted in the United States of America.

/s/ PricewaterhouseCoopers LLP
Detroit, Michigan
March 8, 2019

DTE Gas Company
Consolidated Statements of Operations

	Year Ended December 31,
	2018	2017	2016
	(In millions)
Operating Revenues	$1,415	$1,368	$1,308

Operating Expenses
Cost of gas	435	432	445
Operation and maintenance	497	445	436
Depreciation and amortization	132	122	104
Taxes other than income	72	64	63
Asset (gains) losses and impairments, net	—	—	4
	1,136	1,063	1,052
Operating Income	279	305	256

Other (Income) and Deductions
Interest expense	70	65	60
Interest income	(6)	(7)	(6)
Non-operating retirement benefits, net	—	—	(30)
Other income	(12)	(10)	(10)
Other expenses	11	33	26
	63	81	40
Income Before Income Taxes	216	224	216

Income Tax Expense	67	78	78

Net Income	$149	$146	$138
See Notes to Consolidated Financial Statements

DTE Gas Company
Consolidated Statements of Comprehensive Income

	Year Ended December 31,
	2018	2017	2016
	(In millions)
Net Income	$149	$146	$138
Other comprehensive income	—	—	—
Comprehensive Income	$149	$146	$138
See Notes to Consolidated Financial Statements

DTE Gas Company
Consolidated Statements of Financial Position

	December 31,
	2018	2017
	(In millions)
ASSETS
Current Assets
Cash and cash equivalents	$—	$—
Accounts receivable (less allowance for doubtful accounts of $34 and $16, respectively)
Customer	342	354
Affiliates	39	29
Other	5	6
Inventories
Gas	48	29
Materials and supplies	16	16
Gas customer choice deferred asset	51	61
Notes receivable
Affiliates	2	—
Other	6	5
Regulatory assets	5	4
Other	19	17
	533	521

Investments	32	32

Property
Property, plant, and equipment	5,575	5,174
Accumulated depreciation and amortization	(1,852)	(1,781)
	3,723	3,393
Other Assets
Regulatory assets	726	715
Net investment in lease	44	49
Prepaid pension costs — affiliates	132	145
Prepaid postretirement costs — affiliates	150	157
Other	10	10
	1,062	1,076
Total Assets	$5,350	$5,022
See Notes to Consolidated Financial Statements

DTE Gas Company
Consolidated Statements of Financial Position — (Continued)

	December 31,
	2018	2017
	(In millions, except shares)
LIABILITIES AND SHAREHOLDER'S EQUITY
Current Liabilities
Accounts payable
Affiliates	$24	$19
Other	208	174
Short-term borrowings
Affiliates	—	47
Other	189	300
Current portion of long-term debt	120	100
Regulatory liabilities	28	1
Other	69	112
	638	753

Long-Term Debt (net of current portion)	1,423	1,224

Other Liabilities
Deferred income taxes	585	534
Regulatory liabilities	749	737
Asset retirement obligations	156	150
Accrued pension liability — affiliates	99	107
Accrued postretirement liability — affiliates	1	1
Other	31	40
	1,621	1,569
Commitments and Contingencies (Notes 7 and 15)

Shareholder's Equity
Common stock ($1 par value, 15,100,000 shares authorized, 10,300,000 shares issued and outstanding for both periods)	869	714
Retained earnings	799	762
Total Shareholder's Equity	1,668	1,476
Total Liabilities and Shareholder's Equity	$5,350	$5,022
See Notes to Consolidated Financial Statements

DTE Gas Company
Consolidated Statements of Cash Flows

	Year Ended December 31,
	2018	2017	2016
	(In millions)
Operating Activities
Net Income	$149	$146	$138
Adjustments to reconcile Net Income to net cash from operating activities:
Depreciation and amortization	132	122	104
Allowance for equity funds used during construction	(7)	(5)	(3)
Deferred income taxes	64	46	74
Asset (gains) losses and impairments, net	—	—	4
Changes in assets and liabilities:
Accounts receivable, net	(2)	(24)	(57)
Inventories	(19)	19	20
Prepaid pension costs — affiliates	13	(24)	(15)
Prepaid postretirement benefit costs — affiliates	7	(13)	(64)
Accounts payable	25	14	(9)
Accrued pension liability — affiliates	(8)	—	(2)
Accrued postretirement liability — affiliates	—	1	—
Regulatory assets and liabilities	22	16	(50)
Other current and noncurrent assets and liabilities	(35)	8	60
Net cash from operating activities	341	306	200
Investing Activities
Plant and equipment expenditures	(454)	(461)	(395)
Notes receivable and other	10	12	3
Net cash used for investing activities	(444)	(449)	(392)
Financing Activities
Issuance of long-term debt, net of issuance costs	318	79	124
Redemption of long-term debt	(100)	—	—
Capital contribution by parent company	155	—	180
Short-term borrowings, net — other	(111)	120	(14)
Short-term borrowings, net — affiliate	(47)	47	—
Dividends on common stock	(112)	(104)	(97)
Net cash from financing activities	103	142	193
Net Increase (Decrease) in Cash and Cash Equivalents	—	(1)	1
Cash and Cash Equivalents at Beginning of Period	—	1	—
Cash and Cash Equivalents at End of Period	$—	$—	$1

Supplemental disclosure of cash information
Cash paid for:
Interest, net of interest capitalized	$62	$61	$56
Income taxes	$10	$4	$5

Supplemental disclosure of non-cash investing and financing activities
Plant and equipment expenditures in accounts payable	$62	$48	$70
See Notes to Consolidated Financial Statements

DTE Gas Company
Consolidated Statements of Changes in Shareholder's Equity

	Common Stock		Additional Paid-in Capital	Retained Earnings
	Shares	Amount			Total
	(Dollars in millions, shares in thousands)
Balance, December 31, 2015	10,300	$10	$524	$679	$1,213
Net Income	—	—	—	138	138
Capital contribution by parent company	—	—	180	—	180
Dividends declared on common stock	—	—	—	(97)	(97)
Balance, December 31, 2016	10,300	$10	$704	$720	$1,434
Net Income	—	—	—	146	146
Dividends declared on common stock	—	—	—	(104)	(104)
Balance, December 31, 2017	10,300	$10	$704	$762	$1,476
Net Income	—	—	—	149	149
Capital contribution by parent company	—	—	155		155
Dividends declared on common stock	—	—	—	(112)	(112)
Balance, December 31, 2018	10,300	$10	$859	$799	$1,668
See Notes to Consolidated Financial Statements

DTE Gas Company
Notes to Consolidated Financial Statements

NOTE 1 — ORGANIZATION AND BASIS OF PRESENTATION
Corporate Structure
DTE Gas is a public utility engaged in the purchase, storage, transportation, distribution, and sale of natural gas to approximately 1.3 million customers throughout Michigan and the sale of storage and transportation capacity. The Company is regulated by the MPSC and certain activities are regulated by the FERC. In addition, the Company is regulated by other federal and state regulatory agencies including the EPA and the MDEQ.
Basis of Presentation
The accompanying Consolidated Financial Statements are prepared using accounting principles generally accepted in the United States of America. These accounting principles require management to use estimates and assumptions that impact reported amounts of assets, liabilities, revenues and expenses, and the disclosure of contingent assets and liabilities. Actual results may differ from the Company's estimates.
Certain prior year balances were reclassified to match the current year's Consolidated Financial Statements presentation.
Due to the implementation of ASU 2017-07, amounts previously included in Operation and maintenance were reclassified to Non-operating retirement benefits, net on the Consolidated Statements of Operations. See Note 3 to the Consolidated Financial Statements, "New Accounting Pronouncements."
Principles of Consolidation
The Company consolidates all majority-owned subsidiaries and investments in entities in which it has controlling influence. Non-majority owned investments are accounted for using the equity method when the Company is able to significantly influence the operating policies of the investee. When the Company does not influence the operating policies of an investee, the cost method is used. The Company eliminates all intercompany balances and transactions.
The Company evaluates whether an entity is a VIE whenever reconsideration events occur. The Company consolidates VIEs for which it is the primary beneficiary. If the Company is not the primary beneficiary and an ownership interest is held, the VIE is accounted for under the equity method of accounting. When assessing the determination of the primary beneficiary, the Company considers all relevant facts and circumstances, including: the power, through voting or similar rights, to direct the activities of the VIE that most significantly impact the VIE's economic performance and the obligation to absorb the expected losses and/or the right to receive the expected returns of the VIE. The Company performs ongoing reassessments of all VIEs to determine if the primary beneficiary status has changed.
The Company holds a variable interest in NEXUS through purchases under a long-term transportation capacity contract. NEXUS, a joint venture with a subsidiary of DTE Energy, owns a 256-mile pipeline to transport Utica and Marcellus shale gas to Ohio, Michigan, and Ontario market centers. The NEXUS pipeline was placed into service in October 2018. NEXUS is a VIE as it has insufficient equity at risk to finance its activities. The Company is not the primary beneficiary, as the power to direct significant activities is shared between the owners of the equity interests.
As of December 31, 2018, the carrying amount of liabilities in the Company's Consolidated Statements of Financial Position that relate to its variable interest under the long-term contract are primarily related to working capital accounts and generally represent the amounts owed by the Company for transportation associated with the current billing cycle under the contract. The Company has not provided any significant form of financial support associated with the long-term contract. There is no significant potential exposure to loss as a result of the Company's variable interest through the long-term contract.

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES
Cash and Cash Equivalents
Cash and cash equivalents include cash on hand, cash in banks, and temporary investments purchased with remaining maturities of three months or less.

DTE Gas Company
Notes to Consolidated Financial Statements — (Continued)

Receivables
Accounts receivable are primarily composed of trade receivables and unbilled revenue. The Company's accounts receivable are stated at net realizable value.
The allowance for doubtful accounts is generally calculated using the aging approach that utilizes rates developed in reserve studies. The Company establishes an allowance for uncollectible accounts based on historical losses and management's assessment of existing economic conditions, customer trends, and other factors. Customer accounts are generally considered delinquent if the amount billed is not received by the due date, which is typically in 21 days, however, factors such as assistance programs may delay aggressive action. The Company assesses late payment fees on trade receivables based on past-due terms with customers. Customer accounts are written off when collection efforts have been exhausted. The time period for write-off is 150 days after service has been terminated.
Unbilled revenues of $112 million and $139 million are included in Customer Accounts receivable at December 31, 2018 and 2017, respectively.
Notes Receivable
Notes receivable, or financing receivables, are primarily comprised of capital lease receivables and loans. Capital lease receivables are included in Current Notes receivable and Net investment in lease, while loans are included in Current Notes receivable and Other long-term assets on the Company's Consolidated Statements of Financial Position.
Notes receivable are typically considered delinquent when payment is not received for periods ranging from 60 to 120 days. The Company ceases accruing interest (nonaccrual status), considers a note receivable impaired, and establishes an allowance for credit loss when it is probable that all principal and interest amounts due will not be collected in accordance with the contractual terms of the note receivable. Cash payments received on nonaccrual status notes receivable, that do not bring the account contractually current, are first applied to contractually owed past due interest, with any remainder applied to principal. Accrual of interest is generally resumed when the note receivable becomes contractually current.
In determining the allowance for credit losses for notes receivable, the Company considers the historical payment experience and other factors that are expected to have a specific impact on the counterparty's ability to pay. In addition, the Company monitors the credit ratings of the counterparties from which it has notes receivable.
Inventories
Natural gas inventory of $48 million and $29 million as of December 31, 2018 and 2017, respectively, is determined using the last-in, first-out (LIFO) method. The replacement cost of gas in inventory exceeded the LIFO cost by $113 million and $81 million at December 31, 2018 and 2017, respectively.
The Company generally values materials and supplies inventory at average cost.
Gas Customer Choice Deferred Asset
Gas customer choice deferred asset represents gas provided to the Company by suppliers of gas for customers that participate in the Customer Choice program. As the gas is sold and billed to Customer Choice customers, primarily in the December through March heating season, this asset is reduced. At the end of an April through March cycle each year, any balance is reconciled and settled with the various suppliers.
Property, Retirement and Maintenance, and Depreciation and Amortization
Property is stated at cost and includes construction-related labor, materials, overheads, and AFUDC. The cost of properties retired is charged to accumulated depreciation. Expenditures for maintenance and repairs are charged to expense when incurred.
Utility property is depreciated over its estimated useful life using straight-line rates approved by the MPSC.
Depreciation and amortization expense also includes the amortization of certain regulatory assets.
See Note 5 to the Consolidated Financial Statements, "Property, Plant, and Equipment."

DTE Gas Company
Notes to Consolidated Financial Statements — (Continued)

Long-Lived Assets
Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. If the carrying amount of the asset exceeds the expected undiscounted future cash flows generated by the asset, an impairment loss is recognized resulting in the asset being written down to its estimated fair value. Assets to be disposed of are reported at the lower of the carrying amount or fair value, less costs to sell.
Excise and Sales Taxes
The Company records the billing of excise and sales taxes as a receivable with an offsetting payable to the applicable taxing authority, with no net impact on the Consolidated Statements of Operations.
Deferred Debt Costs
The costs related to the issuance of long-term debt are deferred and amortized over the life of each debt issue. The deferred amounts are included as a direct deduction from the carrying amount of each debt issuance in Long-Term Debt on the Consolidated Statements of Financial Position. In accordance with MPSC regulations, the unamortized discount, premium, and expense related to debt redeemed with a refinancing are amortized over the life of the replacement issue.
Allocated Stock-Based Compensation
The Company received an allocation of costs from DTE Energy associated with stock-based compensation. The 2018 allocation for stock-based compensation expense was approximately $10 million. The 2017 and 2016 allocation for stock-based compensation expense was approximately $9 million.
Subsequent Events
The Company has evaluated subsequent events through March 8, 2019, the date that these Consolidated Financial Statements were available to be issued.
Other Accounting Policies
See the following notes for other accounting policies impacting the Company's Consolidated Financial Statements:

Note	Title
4	Revenue
6	Asset Retirement Obligations
7	Regulatory Matters
8	Income Taxes
9	Fair Value
10	Financial and Other Derivative Instruments
16	Retirement Benefits and Trusteed Assets

DTE Gas Company
Notes to Consolidated Financial Statements — (Continued)

NOTE 3 — NEW ACCOUNTING PRONOUNCEMENTS
Recently Adopted Pronouncements
In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606), as amended. The objectives of this ASU are to improve upon revenue recognition requirements by providing a single comprehensive model to determine the measurement of revenue and timing of recognition. The core principle is that an entity will recognize revenue to depict the transfer of goods or services to customers at an amount that the entity expects to be entitled to in exchange for those goods or services. This ASU also required expanded qualitative and quantitative disclosures regarding the nature, amount, timing, and uncertainty of revenues and cash flows arising from contracts with customers. The standard is to be applied using either a full retrospective or modified retrospective approach. The Company adopted the standard effective January 1, 2018, using the modified retrospective approach. Under the modified retrospective approach, the information for periods prior to the adoption date has not been restated and continues to be reported under the accounting standards in effect for those periods. As permitted under the standard, the Company has elected to apply the guidance only to those contracts that were not completed at January 1, 2018, and has elected not to restate the impacts of any contract modifications made prior to the earliest period presented.
The adoption of the ASU did not have a significant impact on the Company's financial position or results of operations, but required additional disclosures for revenue. See Note 4 to the Consolidated Financial Statements, "Revenue."
In March 2017, the FASB issued ASU No. 2017-07, Compensation — Retirement Benefits (Topic 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost. The amendments in this update required that an employer report the service cost component in the same line item or items as other compensation costs arising from services rendered by the pertinent employees during the period. The other components of net benefit cost are required to be presented in the income statement separately from the service cost component and outside of income from operations. The amendments in this update also allow only the service cost component to be eligible for capitalization when applicable. The Company adopted the standard effective January 1, 2018. The standard has been applied retrospectively for the presentation of the service cost component and the other components of net periodic pension cost and net periodic postretirement benefit cost in the income statement and prospectively for the capitalization of the service cost component of net periodic pension cost and net periodic postretirement benefit in assets. As permitted by the standard, the Company has used benefit cost amounts disclosed for prior periods as the basis for retrospective application in the income statement. As a result of regulatory mechanisms, the impact to the Consolidated Financial Statements was not material for the year ended December 31, 2018.
In March 2018, the FASB issued ASU No. 2018-05, Income Taxes (Topic 740): Amendments to SEC paragraphs pursuant to SEC Staff Accounting Bulletin No. 118. The Amendments in this update add various SEC paragraphs pursuant to the issuance of SEC Staff Accounting Bulletin No. 118, Income Tax Accounting Implications of the Tax Cuts and Jobs Act (SAB 118). SAB 118 directs taxpayers to consider the implications of the TCJA as provisional when it does not have the necessary information available, prepared, or analyzed in reasonable detail to complete its accounting for the change in the tax law. As described in Note 7 of the DTE Gas December 31, 2017 Consolidated Financial Statements, "Income Taxes," and in accordance with SAB 118, the Company recorded amounts that were considered provisional. During the year ended December 31, 2018, the Company finalized its SAB 118 analysis and recorded true-up adjustments to the remeasurement of deferred taxes of $10 million. The impact of the true-up adjustments was an increase in Income Tax Expense and Regulatory liabilities. The true-up adjustments were a result of further analysis for items subject to further consideration at December 31, 2017, under SAB 118 and primarily related to timing differences not recoverable from DTE Gas customers.

DTE Gas Company
Notes to Consolidated Financial Statements — (Continued)

Recently Issued Pronouncements
In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842), as amended. This guidance requires a lessee to account for leases as finance or operating leases, and disclose key information about leasing arrangements. Both types of leases will result in the lessee recognizing a right-of-use asset and a corresponding lease liability on its balance sheet, with differing methodology for income statement recognition, depending on the lease classification. The Company will early adopt the standard on January 1, 2019. The standard allows lessees and lessors to apply either, 1) a modified retrospective approach for leases existing or entered into after the beginning of the earliest comparative period in the Consolidated Financial Statements, or 2) a prospective transition approach for leases existing as of January 1, 2019 with a cumulative effect adjustment to be recorded to retained earnings. The Company will apply the standard on a prospective basis. The Company will elect the package of practical expedients allowing entities to not reassess whether an agreement is a lease, to carryforward the existing lease classification, and to not reassess initial direct costs associated with existing leases. These practical expedients apply to leases that commenced prior to January 1, 2019. The Company will also elect to exclude leases from the balance sheet that are for a period of one year or less, as well as, the practical expedient allowing entities to not evaluate land easements under the new guidance at adoption if they were not previously accounted for as leases.
A third-party software tool has been implemented that will assist with the initial adoption and ongoing compliance of the standard. The Company is implementing new business processes, internal controls, and accounting policies. The Company is in the process of drafting disclosures to satisfy the standard's requirements. In addition, the Company continues to monitor utility industry implementation guidance and interpretation. While the Company expects an increase in assets and liabilities, as well as additional disclosures, it is still assessing the impact of this ASU on its Consolidated Financial Statements.
In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. The amendments in this update replace the incurred loss impairment methodology in current generally accepted accounting principles with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates. Entities will apply the new guidance as a cumulative-effect adjustment to retained earnings as of the beginning of the first reporting period in which the guidance is adopted. The ASU is effective for the Company beginning after December 15, 2019, and interim periods therein. Early adoption is permitted. The Company is currently assessing the impact of this standard on its Consolidated Financial Statements.
In February 2018, the FASB issued ASU No. 2018-02, Income Statement — Reporting Comprehensive Income (Topic 220): Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income. The amendments in this update allow a reclassification from accumulated other comprehensive income to retained earnings for stranded tax effects resulting from the TCJA. The amendments in this update also require entities to disclose their accounting policy for releasing income tax effects from accumulated other comprehensive income. The ASU is effective for the Company for fiscal years beginning after December 15, 2018, and interim periods therein. Early adoption is permitted. The Company is currently assessing the impact of this standard on its Consolidated Financial Statements.
In August 2018, the FASB issued ASU No. 2018-13, Fair Value Measurements (Topic 820): Disclosure Framework — Changes to the Disclosure Requirements for Fair Value Measurement. The amendments in this update modify the disclosure requirements on fair value measurements in Topic 820. The ASU is effective for the Company for fiscal years beginning after December 15, 2019, and interim periods therein. Early adoption is permitted. The Company is currently assessing the impact of this standard on its Consolidated Financial Statements.
In August 2018, the FASB issued ASU No. 2018-14, Compensation — Retirement Benefits — Defined Benefit Plans (Subtopic 715-20): Disclosure Framework — Changes to the Disclosure requirements for employers that sponsor defined benefit pension or other postretirement plans. The amendments in this update modify the disclosure requirements for employers that sponsor defined benefit pension or other postretirement plans. The ASU is effective for the Company for fiscal years ending after December 15, 2020. Early adoption is permitted. The Company is currently assessing the impact of this standard on its Consolidated Financial Statements.
In August 2018, the FASB issued ASU No. 2018-15, Intangibles — Goodwill and Other — Internal-Use Software (Subtopic 350-40): Customer's Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That is a Service Contract. The amendments in this update align the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software (and hosting arrangements that include an internal use software license). The ASU is effective for the Company for fiscal years beginning after December 15, 2019, and interim periods therein. Early adoption is permitted. The Company is currently assessing the impact of this standard on its Consolidated Financial Statements.

DTE Gas Company
Notes to Consolidated Financial Statements — (Continued)

In October 2018, the FASB issued ASU No. 2018-17, Consolidation (Topic 810): Targeted Improvements to Related Party Guidance for Variable Interest Entities. The amendments in this update modify the requirements for determining whether a decision-making fee is a variable interest and require reporting entities to consider indirect interests held through related parties under common control on a proportional basis. The ASU is effective for the Company for fiscal years beginning after December 15, 2019, and interim periods therein. Early adoption is permitted. The Company is currently assessing the impact of this standard on its Consolidated Financial Statements.

NOTE 4 — REVENUE
Significant Accounting Policy
Upon the adoption of Topic 606, revenue is measured based upon the consideration specified in a contract with a customer at the time when performance obligations are satisfied. Under Topic 606, a performance obligation is a promise in a contract to transfer a distinct good or service or a series of distinct goods or services to the customer. The Company recognizes revenue when performance obligations are satisfied by transferring control over a product or service to a customer. The Company has determined control to be transferred when the product is delivered or the service is provided to the customer. For the year ended December 31, 2018, recognition of revenue for the Company subsequent to the adoption of Topic 606 is substantially similar in amount and approach to that prior to adoption.
Rates for the Company include provisions to adjust billings for fluctuations in the cost of natural gas and certain other costs. Revenues are adjusted for differences between actual costs subject to reconciliation and the amounts billed in current rates. Under or over recovered revenues related to these cost recovery mechanisms are included in Regulatory assets or liabilities on the Company's Consolidated Statements of Financial Position and are recovered or returned to customers through adjustments to the billing factors.
Disaggregation of Revenue
The following is a summary of disaggregated revenues for the Company:

2018
(In millions)
Gas sales	$1,035
End User Transportation	233
Intermediate Transportation	58
Other	89
Total Gas operating revenues(a)	$1,415
_______________________________________

(a)	Includes $2 million under Alternative Revenue Programs and $7 million of other revenues, which are both outside the scope of Topic 606.
Nature of Goods and Services
The Company has contracts with customers which may contain more than one performance obligation. When more than one performance obligation exists in a contract, the consideration under the contract is allocated to the performance obligations based on the relative standalone selling price. The Company generally determines standalone selling prices based on the prices charged to customers.
Under Topic 606, when a customer simultaneously receives and consumes the product or service provided, revenue is considered to be recognized over time. Alternatively, if it is determined that the criteria for recognition of revenue over time is not met, the revenue is considered to be recognized at a point in time.

DTE Gas Company
Notes to Consolidated Financial Statements — (Continued)

Revenues are primarily comprised of the supply and delivery of natural gas, and other services including storage, transportation, and appliance maintenance. Revenues are primarily associated with cancelable contracts with the exception of certain long-term contracts with commercial and industrial customers. Revenues, including estimated unbilled amounts, are generally recognized over time based upon volumes delivered or through the passage of time ratably based upon providing a stand-ready service. The Company has determined that the above methods represent a faithful depiction of the transfer of control to the customer. Unbilled revenues are typically determined using both estimated meter volumes and estimated usage based upon the number of unbilled days and historical temperatures. Estimated unbilled amounts recognized in revenue are subject to adjustment in the following reporting period as actual volumes by customer class and service type are known. Revenues are typically subject to tariff rates or other rates subject to regulatory oversight and are billed and received monthly. Tariff rates are determined by the MPSC on a per unit or monthly basis.
Transaction Price Allocated to the Remaining Performance Obligations
In accordance with optional exemptions available under Topic 606, the Company did not disclose the value of unsatisfied performance obligations for (1) contracts with an original expected length of one year or less, (2) with the exception of fixed consideration, contracts for which revenue is recognized at the amount to which the Company has the right to invoice for goods provided and services performed, and (3) contracts for which variable consideration relates entirely to an unsatisfied performance obligation.
Such contracts consist of varying types of performance obligations, including the supply and delivery of energy related products and services. Contracts with variable volumes and/or variable pricing have also been excluded as the related consideration under the contract is variable at inception of the contract. Contract lengths vary from cancelable to multi-year.
The Company expects to recognize revenue for the following amounts related to fixed consideration associated with remaining performance obligations in each of the future periods noted:

(In millions)
2019	$104
2020	100
2021	85
2022	74
2023	60
2024 and thereafter	427
$850
Other Matters
The Company has recognized charges of $51 million related to expense recognized for estimated uncollectible accounts receivable for the year ended December 31, 2018.

DTE Gas Company
Notes to Consolidated Financial Statements — (Continued)

NOTE 5 — PROPERTY, PLANT, AND EQUIPMENT
The following is a summary of Property, plant, and equipment by classification as of December 31:

	2018	2017
	(In millions)
Property, plant, and equipment
Distribution	$3,823	$3,523
Storage	548	533
Transmission and other	1,204	1,118
Total	5,575	5,174
Less accumulated depreciation and amortization
Distribution	(1,283)	(1,238)
Storage	(165)	(159)
Transmission and other	(404)	(384)
Total	(1,852)	(1,781)
Net Property, plant, and equipment	$3,723	$3,393
The following is a summary of AFUDC and interest capitalized for the years ended December 31:

	2018	2017
	(In millions)
Allowance for debt funds used during construction and interest capitalized	$3	$3
Allowance for equity funds used during construction	7	5
Total	$10	$8
The composite depreciation rate for the Company was approximately 2.7% in 2018 and 2017, and 2.4% in 2016. The average estimated useful life for Distribution and Storage property was 50 and 53 years, respectively, at December 31, 2018. The estimated useful lives for Transmission and other utility assets range from 5 to 70 years.
The following is a summary of Depreciation and amortization expense:

	Year Ended December 31,
	2018	2017	2016
	(In millions)
Property, plant, and equipment	$101	$92	$82
Regulatory assets and liabilities	31	30	22
	$132	$122	$104
Capitalized software costs are classified as Property, plant, and equipment, and the related amortization is included in accumulated depreciation and amortization on the Consolidated Financial Statements. The Company capitalizes the costs associated with computer software developed or obtained for use in its business. The Company amortizes capitalized software costs on a straight-line basis over the expected period of benefit, ranging from 3 to 15 years.
The Company has the following balances for capitalized software:

	Year Ended December 31,
	2018	2017	2016
	(In millions)
Amortization expense of capitalized software	$6	$5	$5
Gross carrying value of capitalized software	$74	$73
Accumulated amortization of capitalized software	$44	$43

DTE Gas Company
Notes to Consolidated Financial Statements — (Continued)

NOTE 6 — ASSET RETIREMENT OBLIGATIONS
The Company has conditional retirement obligations for gas pipelines, certain service centers, compressor and gate stations. The Company recognizes such obligations as liabilities at fair market value when they are incurred, which generally is at the time the associated assets are placed in service. Fair value is measured using expected future cash outflows discounted at the Company's credit-adjusted risk-free rate. The Company recognizes in the Consolidated Statements of Operations removal costs in accordance with regulatory treatment. Any differences between costs recognized related to asset retirement and those reflected in rates are recognized as either a Regulatory asset or liability on the Consolidated Statements of Financial Position.
If a reasonable estimate of fair value cannot be made in the period in which the retirement obligation is incurred, such as for assets with indeterminate lives, the liability is recognized when a reasonable estimate of fair value can be made. Natural gas storage system and certain other distribution assets have an indeterminate life. Therefore, no liability has been recorded for these assets.
A reconciliation of the Asset retirement obligations for 2018 follows:

(In millions)
Asset retirement obligations at December 31, 2017	$150
Accretion	8
Liabilities settled	(2)
Asset retirement obligations at December 31, 2018	$156

NOTE 7 — REGULATORY MATTERS
Regulation
The Company is subject to the regulatory jurisdiction of the MPSC, which issues orders pertaining to rates, recovery of certain costs, including the costs of regulatory assets, conditions of service, accounting, and operating-related matters. The Company operates natural gas storage and transportation facilities in Michigan as intrastate facilities regulated by the MPSC and provides intrastate storage and transportation services pursuant to an MPSC-approved tariff.
The Company also provides interstate storage and transportation services in accordance with an Operating Statement on file with the FERC. The FERC's jurisdiction is limited and extends to the rates, non-discriminatory requirements, and terms and conditions applicable to storage and transportation provided by the Company in interstate markets. The FERC granted the Company authority to provide storage and related services in interstate commerce at market-based rates. The Company provides transportation services in interstate commerce at cost-based rates approved by the MPSC and filed with the FERC. The Company is also subject to the requirements of other regulatory agencies with respect to safety, environment, and health.
The Company is unable to predict the outcome of the unresolved regulatory matters discussed herein. Resolution of these matters is dependent upon future MPSC orders and appeals, which may materially impact the Consolidated Financial Statements of the Company.
Regulatory Assets and Liabilities
The Company is required to record Regulatory assets and liabilities for certain transactions that would have been treated as revenue or expense in non-regulated businesses. Continued applicability of regulatory accounting treatment requires that rates be designed to recover specific costs of providing regulated services and be charged to and collected from customers. Future regulatory changes or changes in the competitive environment could result in the discontinuance of this accounting treatment for Regulatory assets and liabilities for some or all of the Company's businesses and may require the write-off of the portion of any Regulatory asset or liability that was no longer probable of recovery through regulated rates. Management believes that currently available facts support the continued use of Regulatory assets and liabilities and that all Regulatory assets and liabilities are recoverable or refundable in the current regulatory environment.

DTE Gas Company
Notes to Consolidated Financial Statements — (Continued)

The following are balances and a brief description of the Regulatory assets and liabilities at December 31:

	2018	2017
	(In millions)
Assets
Recoverable pension and other postretirement costs
Pension	$485	$498
Other postretirement costs	92	67
Deferred environmental costs	68	73
Recoverable Michigan income taxes	40	42
Unamortized loss on reacquired debt	17	19
Energy Waste Reduction incentive	10	9
Recoverable income taxes related to AFUDC equity	6	4
Other	13	7
	731	719
Less amount included in Current Assets	(5)	(4)
	$726	$715
Liabilities
Refundable federal income taxes	$451	$437
Removal costs liability	253	265
TCJA rate reduction liability	25	—
Negative other postretirement offset	22	13
Negative pension offset	9	21
Other	17	2
	777	738
Less amount included in Current Liabilities	(28)	(1)
	$749	$737
As noted below, certain Regulatory assets for which costs have been incurred have been included (or are expected to be included, for costs incurred subsequent to the most recently approved rate case) in the Company's rate base, thereby providing a return on invested costs (except as noted). Certain other Regulatory assets are not included in rate base but accrue recoverable carrying charges until surcharges to collect the assets are billed. Certain Regulatory assets do not result from cash expenditures and therefore do not represent investments included in rate base or have offsetting liabilities that reduce rate base.
ASSETS

•
Recoverable pension and other postretirement costs — Accounting standards for pension and other postretirement benefit costs require, among other things, the recognition in Other comprehensive income of the actuarial gains or losses and the prior service costs that arise during the period but that are not immediately recognized as components of net periodic benefit costs. The Company records the impact of actuarial gains or losses and prior service costs as a Regulatory asset since the traditional rate setting process allows for the recovery of pension and other postretirement costs. The asset will reverse as the deferred items are amortized and recognized as components of net periodic benefit costs.(a)

•
Deferred environmental costs — The MPSC approved the deferral of investigation and remediation costs associated with former MGP sites. Amortization of deferred costs is over a ten-year period beginning in the year after costs were incurred, with recovery (net of any insurance proceeds) through base rate filings.(a)

•
Recoverable Michigan income taxes — The State of Michigan enacted a corporate income tax resulting in the establishment of state deferred tax liabilities for DTE Energy's utilities. Offsetting Regulatory assets were also recorded as the impacts of the deferred tax liabilities will be reflected in rates as the related taxable temporary differences reverse and flow through current income tax expense.

•
Unamortized loss on reacquired debt — The unamortized discount, premium, and expense related to debt redeemed with a refinancing are deferred, amortized, and recovered over the life of the replacement issue.

DTE Gas Company
Notes to Consolidated Financial Statements — (Continued)

•
Energy Waste Reduction incentive — The Company operates MPSC approved energy waste reduction programs designed to reduce overall energy usage by its customers. The Company is eligible to earn an incentive by exceeding statutory savings targets. The Company has consistently exceeded the savings targets and recognizes the incentive as a regulatory asset in the period earned.(a)

•
Recoverable income taxes related to AFUDC equity — Accounting standards for income taxes require recognition of a deferred tax liability for the equity component of AFUDC.  A regulatory asset is required for the future increase in taxes payable related to the equity component of AFUDC that will be recovered from customers through future rates over the remaining life of the related plant.

______________________________________

(a)	Regulatory assets not earning a return or accruing carrying charges.
LIABILITIES

•
Refundable federal income taxes — The Company's remeasurement of deferred taxes due to the enactment of the TCJA, which reflects the net impact of the tax rate change on cumulative temporary differences expected to reverse after the effective date of January 1, 2018. Refer to "2017 Tax Reform" section below for additional information.

•	Removal costs liability — The amount collected from customers for the funding of future asset removal activities.

•
TCJA rate reduction liability — Due to the change in the corporate Federal income tax rate from 35% to 21%, the Company reduced rates charged to customers during 2018. A regulatory liability equal to the difference between revenues billed based on a 35% rate, and revenues based on a 21% rate, was accrued for the period January 1, 2018 through the date the lower rates were implemented. The refund of the liability will commence on January 1, 2019 through June 30, 2019.

•
Negative other postretirement offset — The Company's negative other postretirement costs are not included as a reduction to their authorized rates; therefore, as of December 2016, the Company began accruing a Regulatory liability to eliminate the impact on earnings of the negative other postretirement expense accrual. The Regulatory liabilities will reverse to the extent the Company's other postretirement expense is positive in future years.

•
Negative pension offset — The Company's negative pension costs are not included as a reduction to its authorized rates; therefore, the Company is accruing a Regulatory liability to eliminate the impact on earnings of the negative pension expense accrued. This Regulatory liability will reverse to the extent the Company's pension expense is positive in future years.

2017 Rate Case Filing
The Company filed a rate case with the MPSC on November 22, 2017 requesting an increase in base rates of $85.1 million based on a projected twelve-month period ending September 30, 2019. The requested increase in base rates was primarily due to an increase in net plant. The rate filing also requested an increase in return on equity from 10.1% to 10.5% and included projected changes in sales, operation and maintenance expenses, and working capital. On May 24, 2018, the Company reduced its initial requested increase in base rates to $38.1 million, primarily due to the effects of the TCJA on the original request. On September 13, 2018, the MPSC issued an order approving an annual revenue increase of $9 million for services rendered on or after October 1, 2018. The MPSC authorized a return on equity of 10.0%. Refer to the 2017 Tax Reform section below for further detail regarding the impact of the TCJA Credit A filing.
2017 Tax Reform
On December 27, 2017, the MPSC issued an order to consider changes in the rates of all Michigan rate-regulated utilities to reflect the effects of the federal TCJA. On January 19, 2018, the Company filed information with the MPSC regarding the potential change in revenue requirements due to the TCJA effective January 1, 2018, and outlined its recommended method to flow the current and deferred tax benefits of those impacts to ratepayers.
On February 22, 2018, the MPSC issued an order in this case requiring utilities, including DTE Gas, to follow a 3-step approach of credits and calculations. The first step is to establish Credit A, through contested cases. Credit A is a going-forward tax credit to reflect the reduction of the corporate tax rate from 35% to 21%. The Company submitted its Credit A filing on March 28, 2018, reflecting a reduction in revenues of $38.2 million. The MPSC approved the $38.2 million reduction on May 30, 2018, to be effective July 1, 2018. With approval of the Rate Order on September 13, 2018, effective October 1, 2018, this separate Credit A was terminated.

DTE Gas Company
Notes to Consolidated Financial Statements — (Continued)

The second step is to establish Credit B, through contested cases. Credit B is a backward-looking tax credit to reflect the reduction of the corporate rate of 35% to 21%, for the period January 1, 2018 up to the date Credit A is implemented. The Credit B filing is required within sixty days after Credit A is implemented. For Credit B, the Company has been deferring the impact of the reduction to the corporate tax rate since January 1, 2018. The Company submitted its Credit B filing on July 30, 2018, reflecting a $25 million refund effective January 2019 through June 2019. On October 24, 2018, the MPSC issued an order approving the refund in the Company's Credit B filing.
The third step is to perform Calculation C to address all remaining issues relative to the new tax law, which is primarily the remeasurement of deferred taxes and how the amounts deferred as Regulatory liabilities will flow to ratepayers. The Company filed its Calculation C on November 16, 2018 to reduce the revenue requirement by $12 million related to the amortization of deferred tax remeasurement.

NOTE 8 — INCOME TAXES
Income Tax Summary
The Company is part of the consolidated federal income tax return of DTE Energy. DTE Energy and its subsidiaries file consolidated and/or separate company income tax returns in various states and localities, including a consolidated return in the State of Michigan. DTE Gas is part of the Michigan consolidated income tax return of DTE Energy. The federal, state, and local income tax expense for the Company is determined on an individual company basis with no allocation of tax expenses or benefits from other affiliates of DTE Energy. The Company had an income tax receivable from DTE Energy of $36 million and $29 million at December 31, 2018 and 2017, respectively.
Total Income Tax Expense varied from the statutory federal income tax rate for the following reasons for the years ended December 31:

	2018	2017	2016
	(In millions)
Income Before Income Taxes	$216	$224	$216
Income tax expense at statutory rate — 21% in 2018 — 35% in 2017 and 2016	$45	$78	$76
Depreciation	—	(7)	(7)
State and local income taxes, net of federal benefit	13	10	11
Enactment of the Tax Cuts and Jobs Act	10	—	—
Other, net	(1)	(3)	(2)
Income Tax Expense	$67	$78	$78
Effective income tax rate	31.0%	34.8%	36.1%
Components of Income Tax Expense were as follows for the years ended December 31:

	2018	2017	2016
	(In millions)
Current income tax expense
Federal	$(2)	$24	$—
State and other income tax	5	8	4
Total current income taxes	3	32	4
Deferred income tax expense
Federal	53	38	60
State and other income tax	11	8	14
Total deferred income taxes	64	46	74
	$67	$78	$78
Deferred tax assets and liabilities are recognized for the estimated future tax effect of temporary differences between the tax basis of assets or liabilities and the reported amounts in the Consolidated Financial Statements.

DTE Gas Company
Notes to Consolidated Financial Statements — (Continued)

Deferred tax assets (liabilities) were comprised of the following at December 31:

	2018	2017
	(In millions)
Property, plant, and equipment	$(523)	$(477)
Regulatory assets and liabilities	(50)	(69)
Pension and benefits	(38)	(49)
State net operating loss carry-forwards	2	2
Other	24	59
Long-term deferred income tax liabilities	$(585)	$(534)

Deferred income tax assets	$148	$146
Deferred income tax liabilities	(733)	(680)
	$(585)	$(534)
The above table excludes unamortized investment tax credits of $1 million and $2 million at December 31, 2018 and 2017, respectively. Investment tax credits are deferred and amortized to income over the average life of the related property.
The Company has a state and local deferred tax asset related to net operating loss carry-forwards of $2 million at December 31, 2018 and 2017. DTE Gas does not have a valuation allowance with respect to these deferred tax assets.
Tax Cuts and Jobs Act
On December 22, 2017, the TCJA was enacted reducing the corporate income tax rate from 35% to 21%, effective January 1, 2018. As a result of the enactment, the deferred tax assets and liabilities were remeasured to reflect the impact of the TCJA on the cumulative temporary differences expected to reverse after the effective date. The impact of this remeasurement was a decrease in deferred tax liabilities of $441 million, which was attributable to the regulated utility and offset to regulatory assets and liabilities. This regulatory treatment is consistent with prior precedent set by the MPSC from previous tax law changes.
On December 22, 2017, the SEC issued guidance under Staff Accounting Bulletin No. 118, Income Tax Accounting Implications of the Tax Cuts and Jobs Act (SAB 118), directing taxpayers to consider the implications of the TCJA as provisional when it does not have the necessary information available, prepared, or analyzed in reasonable detail to complete its accounting for the change in the tax law. Refer to Note 3 to the Consolidated Financial Statements, "New Accounting Pronouncements," for a description of true-up adjustments to the remeasurement of deferred taxes recorded in 2018.
Uncertain Tax Positions
The Company had approximately $1 million of unrecognized tax benefits at both December 31, 2018 and 2017, that, if recognized, would favorably impact its effective tax rate. The Company does not anticipate any material changes to the unrecognized tax benefits in the next twelve months.
The Company recognizes interest and penalties pertaining to income taxes in Interest expense and Other expenses, respectively, on its Consolidated Statements of Operations. The Company had insignificant amounts of accrued interest at December 31, 2018 and 2017. The Company had no accrued penalties pertaining to income taxes. The Company recognized interest expense related to income taxes of a nominal amount in 2018, 2017, and 2016.
In 2018, DTE Energy settled a federal tax audit for the 2016 tax year. DTE Energy's federal income tax returns for 2017 and subsequent years remain subject to examination by the Internal Revenue Service. DTE Energy's Michigan Business Tax and Michigan Corporate Income Tax returns for the year 2008 and subsequent years remain subject to examination by the State of Michigan. DTE Energy also files tax returns in numerous state and local jurisdictions with varying statutes of limitation.

DTE Gas Company
Notes to Consolidated Financial Statements — (Continued)

NOTE 9 — FAIR VALUE
Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date in a principal or most advantageous market. Fair value is a market-based measurement that is determined based on inputs, which refer broadly to assumptions that market participants use in pricing assets or liabilities. These inputs can be readily observable, market corroborated, or generally unobservable inputs. The Company makes certain assumptions it believes that market participants would use in pricing assets or liabilities, including assumptions about risk, and the risks inherent in the inputs to valuation techniques. Credit risk of the Company and its counterparties is incorporated in the valuation of assets and liabilities through the use of credit reserves, the impact of which was immaterial at December 31, 2018 and 2017. The Company believes it uses valuation techniques that maximize the use of observable market-based inputs and minimize the use of unobservable inputs.
A fair value hierarchy has been established that prioritizes the inputs to valuation techniques used to measure fair value in three broad levels. The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). In some cases, the inputs used to measure fair value might fall in different levels of the fair value hierarchy. All assets and liabilities are required to be classified in their entirety based on the lowest level of input that is significant to the fair value measurement in its entirety. Assessing the significance of a particular input may require judgment considering factors specific to the asset or liability, and may affect the valuation of the asset or liability and its placement within the fair value hierarchy. The Company classifies fair value balances based on the fair value hierarchy defined as follows:

•	Level 1 — Consists of unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access as of the reporting date.

•
Level 2 — Consists of inputs other than quoted prices included within Level 1 that are directly observable for the asset or liability or indirectly observable through corroboration with observable market data.

•
Level 3 — Consists of unobservable inputs for assets or liabilities whose fair value is estimated based on internally developed models or methodologies using inputs that are generally less readily observable and supported by little, if any, market activity at the measurement date. Unobservable inputs are developed based on the best available information and subject to cost-benefit constraints.

The following table presents the carrying amount and fair value of financial instruments:

	December 31, 2018				December 31, 2017
	Carrying	Fair Value			Carrying	Fair Value
	Amount	Level 1	Level 2	Level 3	Amount	Level 1	Level 2	Level 3
	(In millions)
Notes receivable — affiliates	$2	$—	$—	$2	$—	$—	$—	$—
Notes receivable — other(a), excluding capital leases	$8	$—	$—	$8	$8	$—	$—	$8
Short-term borrowings — affiliates	$—	$—	$—	$—	$47	$—	$—	$47
Short-term borrowings — other	$189	$—	$189	$—	$300	$—	$300	$—
Long-term debt(b)	$1,543	$—	$411	$1,154	$1,324	$—	$851	$587
_______________________________________

(a)	Long-term portion included in Other Assets — Other on the Consolidated Statements of Financial Position.

(b)	Includes unamortized debt discounts and issuance costs.
For further fair value information on financial and derivative instruments, see Note 10 to the Consolidated Financial Statements, "Financial and Other Derivative Instruments."

DTE Gas Company
Notes to Consolidated Financial Statements — (Continued)

NOTE 10 — FINANCIAL AND OTHER DERIVATIVE INSTRUMENTS
The Company recognizes all derivatives at their fair value as Derivative assets or liabilities on the Consolidated Statements of Financial Position unless they qualify for certain scope exceptions, including the normal purchases and normal sales exception. Further, derivatives that qualify and are designated for hedge accounting are classified as either hedges of a forecasted transaction or the variability of cash flows to be received or paid related to a recognized asset or liability (cash flow hedge); or as hedges of the fair value of a recognized asset or liability or of an unrecognized firm commitment (fair value hedge). For cash flow hedges, the portion of the derivative gain or loss that is effective in offsetting the change in the value of the underlying exposure is deferred in Accumulated other comprehensive income (loss) and later reclassified into earnings when the underlying transaction occurs. Gains or losses from the ineffective portion of cash flow hedges are recognized in earnings immediately. For fair value hedges, changes in fair values for the derivative and hedged item are recognized in earnings each period. For derivatives that do not qualify or are not designated for hedge accounting, changes in fair value are recognized in earnings each period.
The Company's primary market risk exposure is associated with commodity prices, credit, and interest rates. The Company has risk management policies to monitor and manage market risks. The Company purchases, stores, transports, distributes, and sells natural gas, and sells storage and transportation capacity. The Company has fixed-priced contracts for portions of its expected natural gas supply requirements through March 2021. Substantially all of these contracts meet the normal purchases and normal sales exception and are therefore accounted for under the accrual method. The Company may also sell forward transportation and storage capacity contracts. Forward transportation and storage contracts are generally not derivatives and are therefore accounted for under the accrual method.

DTE Gas Company
Notes to Consolidated Financial Statements — (Continued)

NOTE 11 — LONG-TERM DEBT
Long-Term Debt
The Company's long-term debt outstanding and interest rates of debt outstanding at December 31 were:

	2018	2017
	(In millions)
First Mortgage Bonds, interest payable semi-annually
3.64% series due 2023	$50	$50
3.74% series due 2025	70	70
3.35% series due 2027	40	40
3.81% series due 2028	195	—
3.94% series due 2028	50	50
3.08% series due 2029	40	40
3.92% series due 2042	70	70
4.35% series due 2044	150	150
4.21% series due 2045	125	125
4.07% series due 2046	125	125
3.75% series due 2047	40	40
4.14% series due 2048	125	—
Senior Notes, interest payable semi-annually
6.04% series due 2018	—	100
5.00% series due 2019	120	120
6.36% series due 2020	50	50
6.44% series due 2023	25	25
6.78% series due 2028	75	75
5.70% series due 2033	200	200
	1,550	1,330
Unamortized debt issuance costs	(7)	(6)
Long-term debt due within one year	(120)	(100)
	$1,423	$1,224
The following table shows the scheduled debt maturities, excluding any unamortized discount or premium on debt:

	2019	2020	2021	2022	2023	2024 and Thereafter	Total
	(In millions)
Amount to mature	$120	$50	$—	$—	$75	$1,305	$1,550
Debt Issuances
In 2018, the following debt was issued:

Month	Type	Interest Rate	Maturity	Amount
				(In millions)
August	First Mortgage Bonds(a)	3.81%	2028	$195
August	First Mortgage Bonds(a)	4.14%	2048	125
				$320
______________________________________

(a)	Proceeds were used for repayment of short-term borrowings and general corporate purposes.

DTE Gas Company
Notes to Consolidated Financial Statements — (Continued)

Debt Redemptions
In 2018, the following debt was redeemed:

Month	Type	Interest Rate	Maturity	Amount
				(In millions)
April	Senior Notes	6.04%	2018	$100
				$100
Cross Default Provisions
Substantially all of the net properties of the Company are subject to the lien of mortgages. Should the Company fail to timely pay its indebtedness under these mortgages, such failure may create cross defaults in the indebtedness of DTE Energy.

NOTE 12 — PREFERRED AND PREFERENCE SECURITIES
At December 31, 2018, the Company had 7 million shares of preferred stock with a par value of $1 per share and 4 million shares of preference stock with a par value of $1 per share authorized, with no shares issued.

NOTE 13 — SHORT-TERM CREDIT ARRANGEMENTS AND BORROWINGS
The Company has a $300 million unsecured revolving credit agreement that can be used for general corporate borrowings, but is intended to provide liquidity support for the Company's commercial paper program. Borrowings under the revolver are available at prevailing short-term interest rates. The facility will expire in April 2022. The Company had $189 million outstanding against the revolver at December 31, 2018.
The agreement requires the Company to maintain a total funded debt to capitalization ratio of no more than 0.65 to 1. In the agreement, "total funded debt" means all indebtedness of the Company and its consolidated subsidiaries, including capital lease obligations, hedge agreements, and guarantees of third parties' debt, but excluding contingent obligations, nonrecourse and junior subordinated debt, and, except for calculations at the end of the second quarter, certain short-term debt. "Capitalization" means the sum of (a) total funded debt plus (b) "consolidated net worth," which is equal to consolidated total equity of the Company and its consolidated subsidiaries (excluding pension effects under certain FASB statements), as determined in accordance with accounting principles generally accepted in the United States of America. At December 31, 2018, the total funded debt to total capitalization ratio for the Company was 0.48 to 1 and was in compliance with this financial covenant.
The weighted average interest rates for short-term borrowings were 2.9% and 1.6% at December 31, 2018 and 2017, respectively.

NOTE 14 — CAPITAL LEASES
Lessor — The Company leases a portion of its pipeline system to the Vector Pipeline through a capital lease contract that expires in 2020, with renewal options extending for five years. DTE Energy owns a 40% interest in the Vector Pipeline.

DTE Gas Company
Notes to Consolidated Financial Statements — (Continued)

The components of the Company's net investment in the capital lease at December 31, 2018 were as follows:

(In millions)
2019	$9
2020	8
2021	—
2022	—
2023	—
2024 and thereafter	—
Total minimum future lease receipts	17
Residual value of leased pipeline	40
Less unearned income	(8)
Net investment in capital lease	49
Less current portion	(5)
$44

NOTE 15 — COMMITMENTS AND CONTINGENCIES
Environmental
Contaminated and Other Sites — Prior to the construction of major interstate natural gas pipelines, gas for heating and other uses was manufactured locally from processes involving coal, coke, or oil. The facilities, which produced gas, have been designated as MGP sites. The Company owns or previously owned, 14 former MGP sites. Investigations have revealed contamination related to the by-products of gas manufacturing at each site. Cleanup of six of the MGP sites is complete, and the sites are closed. The Company has also completed partial closure of six additional sites. Cleanup activities associated with the remaining sites will continue over the next several years. The MPSC has established a cost deferral and rate recovery mechanism for investigation and remediation costs incurred at former MGP sites. In addition to the MGP sites, the Company is also in the process of cleaning up other contaminated sites, including gate stations, gas pipeline releases, and underground storage tank locations. As of December 31, 2018 and 2017, the Company had $25 million and $41 million accrued for remediation, respectively. Any change in assumptions, such as remediation techniques, nature and extent of contamination, and regulatory requirements, could impact the estimate of remedial action costs for the sites and affect the Company's financial position and cash flows. The Company anticipates the cost amortization methodology approved by the MPSC, which allows for amortization of the MGP costs over a ten-year period beginning with the year subsequent to the year the MGP costs were incurred, will prevent environmental costs from having a material adverse impact on the Company's results of operations.
Guarantees
In certain limited circumstances, the Company enters into contractual guarantees. The Company may guarantee another entity’s obligation in the event it fails to perform and may provide guarantees in certain indemnification agreements. Finally, the Company may provide indirect guarantees for the indebtedness of others.
Labor Contracts
There are several bargaining units for the Company's approximate 1,200 represented employees. The majority of the represented employees are under contracts that expire in 2021.

DTE Gas Company
Notes to Consolidated Financial Statements — (Continued)

Purchase Commitments
As of December 31, 2018, the Company was party to numerous long-term purchase commitments relating to a variety of goods and services required for its business. These agreements primarily consist of long-term natural gas purchase and transportation agreements. The Company estimates the following commitments from 2019 through 2051, as detailed in the following table:

(In millions)
2019	$328
2020	198
2021	84
2022	51
2023	58
2024 and thereafter	376
$1,095
The Company has made certain commitments in connection with 2019 annual capital expenditures that are expected to be approximately $500 million.
Other Contingencies
The Company is involved in certain other legal, regulatory, administrative, and environmental proceedings before various courts, arbitration panels, and governmental agencies concerning claims arising in the ordinary course of business. These proceedings include certain contract disputes, additional environmental reviews and investigations, audits, inquiries from various regulators, and pending judicial matters. The Company cannot predict the final disposition of such proceedings. The Company regularly reviews legal matters and records provisions for claims that it can estimate and are considered probable of loss. The resolution of these pending proceedings is not expected to have a material effect on the Consolidated Financial Statements in the periods they are resolved.
For a discussion of contingencies related to regulatory matters, see Note 7 to the Consolidated Financial Statements, "Regulatory Matters."

NOTE 16 — RETIREMENT BENEFITS AND TRUSTEED ASSETS
The Company participates in various plans that provide defined benefit pension and other postretirement benefits for DTE Energy and its affiliates. The plans are sponsored by the LLC and cover substantially all employees of the Company.

DTE Gas Company
Notes to Consolidated Financial Statements — (Continued)

The table below represents pension and other postretirement benefit plans which the Company's eligible represented and non-represented employees participated at December 31, 2018:

	Represented	Non-represented
Qualified Pension Plans
DTE Energy Company Retirement Plan		X
DTE Gas Company Retirement Plan for Employees Covered by Collective Bargaining Agreements	X
Nonqualified Pension Plans
DTE Energy Company Supplemental Retirement Plan	X	X
Other Postretirement Benefit Plans
The DTE Energy Company Comprehensive Non-Health Welfare Plan	X	X
The DTE Energy Company Comprehensive Retiree Group Health Care Plan	X	X
DTE Supplemental Retiree Benefit Plan	X	X
DTE Energy Company Retiree Reimbursement Arrangement Plan	X	X
The Company accounts for its participation in the represented qualified pension plan by applying single-employer accounting. Non-represented participation in qualified and non-qualified pension plans is accounted for by applying multiemployer accounting. Participation in other postretirement benefit plans is accounted for by applying multiple-employer accounting. Within multiemployer and multiple-employer plans, participants pool plan assets for investment purposes and to reduce the cost of plan administration. The primary difference between plan types is assets contributed in multiemployer plans can be used to provide benefits for all participating employers, while assets contributed within a multiple-employer plan are restricted for use by the contributing employer. Plan participants of all plans are solely DTE Energy and affiliate participants.
Pension Plan Benefits
DTE Energy has qualified defined benefit retirement plans for eligible represented and non-represented employees. The plans are noncontributory and provide traditional retirement benefits based on the employee's years of benefit service, average final compensation, and age at retirement. In addition, certain represented and non-represented employees are covered under cash balance provisions that determine benefits on annual employer contributions and interest credits. DTE Energy also maintains supplemental nonqualified, noncontributory, retirement benefit plans for selected management employees. These plans provide for benefits that supplement those provided by DTE Energy’s other retirement plans.
Represented net pension cost includes the following components for the years ended December 31:

	2018	2017	2016
	(In millions)
Service cost	$14	$12	$12
Interest cost	22	24	24
Expected return on plan assets	(36)	(33)	(33)
Amortization of:
Net actuarial loss	18	17	15
Net pension cost	$18	$20	$18

DTE Gas Company
Notes to Consolidated Financial Statements — (Continued)

	2018	2017
	(In millions)
Other changes in plan assets and benefit obligations recognized in Regulatory assets
Net actuarial (gain) loss	$(8)	$25
Amortization of net actuarial (gain) loss	(17)	(17)
Prior service credit	—	(3)
Total recognized in Regulatory assets	$(25)	$5
Total recognized in net periodic pension cost and Regulatory assets	$(7)	$25
Estimated amounts to be amortized from Regulatory assets into net periodic benefit cost during next fiscal year
Net actuarial loss	$12	$18
Prior service credit	$—	$(1)
The following table reconciles the represented plan obligations, assets, and funded status as well as the amounts recognized as prepaid pension cost or pension liability in the Consolidated Statements of Financial Position at December 31:

	2018	2017
	(In millions)
Accumulated benefit obligation, end of year	$489	$534
Change in projected benefit obligation
Projected benefit obligation, beginning of year	$615	$539
Service cost	14	12
Interest cost	22	24
Plan amendments	—	(3)
Actuarial (gain) loss	(69)	65
Benefits paid	(27)	(22)
Projected benefit obligation, end of year	$555	$615
Change in plan assets
Plan assets at fair value, beginning of year	$508	$432
Actual return on plan assets	(25)	73
Company contributions	—	25
Benefits paid	(27)	(22)
Plan assets at fair value, end of year	$456	$508
Funded status of the plans	$(99)	$(107)
Amount recorded as:
Noncurrent liabilities	(99)	(107)
	$(99)	$(107)
Amounts recognized in Regulatory assets(a)
Net actuarial loss	$215	$240
Prior service credit	(3)	(3)
	$212	$237
______________________________________

(a)	See Note 7 to the Consolidated Financial Statements, "Regulatory Matters."
The Company's policy is to fund pension costs by contributing amounts consistent with the provisions of the Pension Protection Act of 2006 and additional amounts when it deems appropriate. The Company did not make any contributions to represented qualified pension plans in 2018. The Company contributed $25 million and $30 million to represented qualified pension plans in 2017 and 2016, respectively. No contributions were made to non-represented plans in 2018, 2017, and 2016.
At the discretion of management, and depending upon financial market conditions, the Company anticipates making up to $50 million in contributions to the represented pension plans, and no contributions to the non-represented pension plans in 2019.

DTE Gas Company
Notes to Consolidated Financial Statements — (Continued)

DTE Energy's subsidiaries accounted for under multiemployer guidance are responsible for their share of qualified and nonqualified pension benefit costs. The Company's allocated portion of pension benefit costs for non-represented plans included in capital expenditures and regulatory liabilities were $2 million and $4 million for the years ended December 31, 2018 and 2017, respectively. There were no allocated pension benefit costs for the year ended December 31, 2016. These amounts include recognized contractual termination benefit charges, curtailment gains, and settlement charges.
At December 31, 2018, the benefits related to represented qualified pension plans expected to be paid in each of the next five years and in the aggregate for the five fiscal years thereafter are as follows:

(In millions)
2019	$23
2020	24
2021	26
2022	27
2023	29
2024-2028	162
Total	$291
Assumptions used in determining the projected benefit obligation and net pension costs for the represented plan for the years ended December 31 were:

	2018	2017	2016
Projected benefit obligation
Discount rate	4.51%	3.80%	4.45%
Rate of compensation increase	5.00%	5.00%	4.80%
Net pension costs
Discount rate	3.80%	4.45%	4.70%
Rate of compensation increase	5.00%	4.80%	4.80%
Expected long-term rate of return on plan assets	7.50%	7.50%	7.75%
The Company employs a formal process in determining the long-term rate of return for various asset classes. Management reviews historic financial market risks and returns and long-term historic relationships between the asset classes of equities, fixed income, and other assets, consistent with the widely accepted capital market principle that asset classes with higher volatility generate a greater return over the long-term. Current market factors such as inflation, interest rates, asset class risks, and asset class returns are evaluated and considered before long-term capital market assumptions are determined. The long-term portfolio return is also established employing a consistent formal process, with due consideration of diversification, active investment management, and rebalancing. Peer data is reviewed to check for reasonableness. As a result of this process, the Company has long-term rate of return assumptions for its represented pension plan of 7.30% and other postretirement benefit plans of 7.75% for 2019. The Company believes these rates are a reasonable assumption for the long-term rate of return on plan assets for 2019 given the current investment strategy.
The DTE Energy Company Affiliates Employee Benefit Plans Master Trust employs a liability driven investment program whereby the characteristics of plan liabilities are considered when determining investment policy. Risk tolerance is established through consideration of future plan cash flows, plan funded status, and corporate financial considerations. The investment portfolio contains a diversified blend of equity, fixed income, and other investments. Furthermore, equity investments are diversified across U.S. and non-U.S. stocks, and large and small market capitalizations. Fixed income investments generally include U.S. Treasuries, diversified corporate bonds, bank loans, mortgage-backed securities, and other governmental debt. Other investments are used to enhance long-term returns while improving portfolio diversification. Derivatives may be utilized in a risk controlled manner, to potentially increase the portfolio beyond the market value of invested assets and/or reduce portfolio investment risk. Investment risk is measured and monitored on an ongoing basis through annual liability measurements, periodic asset/liability studies, and quarterly investment portfolio reviews.

DTE Gas Company
Notes to Consolidated Financial Statements — (Continued)

Target allocations for the represented pension plan assets as of December 31, 2018 are listed below:

U.S. Large Capitalization (Cap) Equity Securities	16%
U.S. Small Cap and Mid Cap Equity Securities	4
Non-U.S. Equity Securities	15
Fixed Income Securities	42
Hedge Funds and Similar Investments	15
Private Equity and Other	8
100%
The following table provides the fair value measurement amounts for represented pension plan assets at December 31, 2018 and 2017(a):

	December 31, 2018				December 31, 2017
	Level 1	Level 2	Other(b)	Total	Level 1	Level 2	Other(b)	Total
	(In millions)
Asset category:
Short-term Investments(c)	$—	$3	$—	$3	$—	$4	$—	$4
Equity Securities
U.S. Large Cap(d)	65	—	—	65	91	1	—	92
U.S. Small Cap and Mid Cap(e)	13	—		13	25	1	—	26
Non-U.S.(f)	36	1	25	62	59	1	31	91
Fixed Income Securities(g)	1	202	—	203	—	162	—	162
Hedge Funds and Similar Investments(h)	9	—	58	67	30	—	66	96
Private Equity and Other(i)	—	—	43	43	—	—	37	37
Securities Lending(j)	(2)	(1)	—	(3)	(6)	(1)	—	(7)
Securities Lending Collateral(j)	2	1	—	3	6	1	—	7
Total	$124	$206	$126	$456	$205	$169	$134	$508
______________________________________

(a)	For a description of levels within the fair value hierarchy, see Note 9 to the Consolidated Financial Statements, "Fair Value."

(b)	Amounts represent assets valued at NAV as a practical expedient for fair value.

(c)
This category predominantly represents certain short-term fixed income securities and money market investments that are managed in separate accounts or commingled funds. Pricing for investments in this category are obtained from quoted prices in actively traded markets or valuations from brokers or pricing services.

(d)	This category represents portfolios of large capitalization domestic equities. Investments in this category are exchange-traded securities whereby unadjusted quoted prices can be obtained.

(e)	This category represents portfolios of small and medium capitalization domestic equities. Investments in this category are exchange-traded securities whereby unadjusted quoted prices can be obtained.

(f)
This category primarily consists of portfolios of non-U.S. developed and emerging market equities. Investments in this category are exchange-traded securities whereby unadjusted quoted prices can be obtained. Exchange-traded securities held in a commingled fund are classified as NAV assets.

(g)
This category includes U.S. Treasuries, diversified corporate bonds, other governmental debt, and mortgage-backed securities. Pricing for investments in this category is obtained from quoted prices in actively traded markets and quotations from broker or pricing services.

(h)
This category utilizes a diversified group of strategies that attempt to capture financial market inefficiencies and includes publicly traded mutual funds, commingled funds and limited partnership funds. Pricing for mutual funds in this category is obtained from quoted prices in actively traded markets. Commingled funds or limited partnership funds are classified as NAV assets.

(i)
This category includes a diversified group of funds and strategies that primarily invests in private equity partnerships. This category also includes investments in real estate and private debt. All pricing for investments in this category are classified as NAV assets.

(j)
The Company has a securities lending program with a third-party agent. The program allows the agent to lend certain securities from the Company's pension trusts to selected entities against receipt of collateral (in the form of cash) as provided for and determined in accordance with its securities lending agency agreement.

The pension trust holds debt and equity securities directly and indirectly through commingled funds. Exchange-traded debt and equity securities held directly are valued using quoted market prices in actively traded markets. The commingled funds hold exchange-traded equity or debt securities and are valued based on stated NAVs. Non-exchange traded fixed income securities are valued by the trustee based upon quotations available from brokers or pricing services. A primary price source is identified by asset type, class, or issue for each security. The trustee monitors prices supplied by pricing services and may use a supplemental price source or change the primary price source of a given security if the trustee challenges an assigned price and determines that another price source is considered to be preferable. The Company has obtained an understanding of how these prices are derived, including the nature and observability of the inputs used in deriving such prices.

DTE Gas Company
Notes to Consolidated Financial Statements — (Continued)

There were no significant transfers between Level 2 and Level 1 in the years ended December 31, 2018 and 2017.
Other Postretirement Benefits
The Company participates in defined benefit plans sponsored by the LLC that provide certain other postretirement health care and life insurance benefits for employees who are eligible for these benefits. The Company's policy is to fund certain trusts to meet its other postretirement benefit obligations. The Company did not make a contribution to the defined benefit other postretirement medical and life insurance benefit plans during 2018, and does not anticipate making any contributions to the trusts in 2019.
The Company also offers a defined contribution VEBA for eligible represented and non-represented employees, in lieu of defined benefit post-employment health care benefits, and allocates a fixed amount per year to an account in a defined contribution VEBA for each employee. These accounts are managed either by the Company (for non-represented and certain represented groups) or by the Utility Workers of America (UWUA) for Local 223 employees. The contributions to the VEBA for these accounts were $1 million in 2018 and 2017, and less than $1 million in 2016.
The Company also contributes a fixed amount to a Retiree Reimbursement Account, for current and future non-represented and represented retirees, spouses, and surviving spouses when the youngest of the retiree's covered household becomes eligible for Medicare Part A based on age. The amount of the annual allocation to each participant is determined by the employee's retirement date, and increases each year for each eligible participant at the lower of the rate of medical inflation or 2%.
Net other postretirement credit includes the following components for the years ended December 31:

	2018	2017	2016
	(In millions)
Service cost	$7	$7	$7
Interest cost	15	16	18
Expected return on plan assets	(43)	(42)	(42)
Amortization of:
Net actuarial loss	6	1	1
Prior service credit	(1)	(4)	(28)
Net other postretirement credit	$(16)	$(22)	$(44)

	2018	2017
	(In millions)
Other changes in plan assets and accumulated postretirement benefit obligation recognized in Regulatory assets
Net actuarial (gain) loss	$38	$(14)
Amortization of net actuarial (gain) loss	(5)	(2)
Prior service credit	(9)	—
Amortization of prior service credit	1	4
Total recognized in Regulatory assets	$25	$(12)
Total recognized in net periodic benefit cost and Regulatory assets	$9	$(34)
Estimated amounts to be amortized from Regulatory assets into net periodic benefit cost during next fiscal year
Net actuarial loss	$2	$5
Prior service credit	$(2)	$(1)

DTE Gas Company
Notes to Consolidated Financial Statements — (Continued)

The following table reconciles the obligations, assets, and funded status of the plans including amounts recorded as Accrued postretirement liability — affiliates in the Consolidated Statements of Financial Position at December 31:

	2018	2017
	(In millions)
Change in accumulated postretirement benefit obligation
Accumulated postretirement benefit obligation, beginning of year	$418	$394
Service cost	7	7
Interest cost	15	16
Plan amendments	(9)	—
Actuarial (gain) loss	(28)	24
Benefits paid	(24)	(23)
Accumulated postretirement benefit obligation, end of year	$379	$418
Change in plan assets
Plan assets at fair value, beginning of year	$574	$538
Actual return on plan assets	(23)	80
Benefits paid	(22)	(44)
Plan assets at fair value, end of year	$529	$574
Funded status, end of year	$150	$156
Amount recorded as:
Noncurrent assets	$150	$157
Noncurrent liabilities	(1)	(1)
	$149	$156
Amounts recognized in Regulatory assets(a)
Net actuarial loss	$101	$68
Prior service credit	(9)	(1)
	$92	$67
______________________________________

(a)	See Note 7 to the Consolidated Financial Statements, "Regulatory Matters."
At December 31, 2018, the benefits expected to be paid, including prescription drug benefits, in each of the next five years and in the aggregate for the five fiscal years thereafter are as follows:

(In millions)
2019	$21
2020	21
2021	22
2022	23
2023	23
2024-2028	123
Total	$233

DTE Gas Company
Notes to Consolidated Financial Statements — (Continued)

Assumptions used in determining the accumulated postretirement benefit obligation and net other postretirement benefit costs for the years ended December 31 were:

	2018	2017	2016
Accumulated postretirement benefit obligation
Discount rate	4.40%	3.70%	4.25%
Health care trend rate pre- and post- 65	6.75 / 7.25	6.75 / 7.25%	6.50 / 6.75%
Ultimate health care trend rate	4.50%	4.50%	4.50%
Year in which ultimate reached pre- and post- 65	2031	2030	2028
Other postretirement benefit costs
Discount rate	3.70%	4.25%	4.50%
Expected long-term rate of return on plan assets	7.75%	7.75%	8.00%
Health care trend rate pre- and post-65	6.75 / 7.25	6.50 / 6.75%	6.25 / 6.75%
Ultimate health care trend rate	4.50%	4.50%	4.50%
Year in which ultimate reached pre- and post- 65	2030	2028	2027
A one percentage point increase in health care cost trend rates would have increased the total service cost and interest cost components of benefit costs by $1 million in 2018 and would have increased the accumulated benefit obligation by $20 million at December 31, 2018. A one percentage point decrease in the health care cost trend rates would have decreased the total service and interest cost components of benefit costs by $1 million in 2018 and would have decreased the accumulated benefit obligation by $17 million at December 31, 2018.
The process used in determining the long-term rate of return on assets for the other postretirement benefit plans is similar to that previously described for the pension plans.
The DTE Energy Master VEBA Trust employs a total return investment approach. The investment portfolio contains a diversified blend of equity, fixed income, and other investments. Furthermore, equity investments are diversified across U.S. and non-U.S. stocks and large and small market capitalizations. Fixed income investments generally include U.S. Treasuries, diversified corporate bonds, bank loans, mortgage-backed securities, and other governmental debt. Other investments are used to enhance long-term returns while improving portfolio diversification. Derivatives may be utilized in a risk controlled manner to potentially increase the portfolio beyond the market value of invested assets and/or reduce portfolio investment risk. Investment risk is measured and monitored on an ongoing basis through annual liability measurements, periodic asset/liability studies, and quarterly investment portfolio reviews.
Target allocations for other postretirement benefit plan assets as of December 31, 2018 are listed below:

U.S. Large Cap Equity Securities	16%
U.S. Small Cap and Mid Cap Equity Securities	4
Non-U.S. Equity Securities	19
Fixed Income Securities	29
Hedge Funds and Similar Investments	19
Private Equity and Other	13
100%

DTE Gas Company
Notes to Consolidated Financial Statements — (Continued)

The following table provides the fair value measurement amounts for other postretirement benefit plan assets at December 31, 2018 and 2017(a):

	December 31, 2018				December 31, 2017
	Level 1	Level 2	Other(b)	Total	Level 1	Level 2	Other(b)	Total
	(In millions)
Asset category:
Short-term Investments(c)	$4	$1	$—	$5	$4	$1	$—	$5
Equity Securities
U.S. Large Cap(d)	71	—	—	71	89	—	—	89
U.S. Small Cap and Mid Cap(e)	23	—	—	23	40	—	—	40
Non-U.S.(f)	71	—	21	92	88	—	25	113
Fixed Income Securities(g)	4	117	38	159	8	106	38	152
Hedge Funds and Similar Investments(h)	29	—	64	93	36	—	68	104
Private Equity and Other(i)	—	—	86	86	—	—	71	71
Securities Lending(j)	(6)	(1)	—	(7)	(12)	(1)	—	(13)
Securities Lending Collateral(j)	6	1	—	7	12	1	—	13
Total	$202	$118	$209	$529	$265	$107	$202	$574
______________________________________

(a)	For a description of levels within the fair value hierarchy, see Note 9 to the Consolidated Financial Statements, "Fair Value."

(b)	Amounts represent assets valued at NAV as a practical expedient for fair value.

(c)
This category predominantly represents certain short-term fixed income securities and money market investments that are managed in separate accounts or commingled funds. Pricing for investments in this category are obtained from quoted prices in actively traded markets or valuations from brokers or pricing services.

(d)	This category represents portfolios of large capitalization domestic equities. Investments in this category are exchange-traded securities whereby unadjusted quoted prices can be obtained.

(e)	This category represents portfolios of small and medium capitalization domestic equities. Investments in this category are exchange-traded securities whereby unadjusted quoted prices can be obtained.

(f)
This category primarily consists of portfolios of non-U.S. developed and emerging market equities. Investments in this category are exchange-traded securities whereby unadjusted quoted prices can be obtained. Exchange-traded securities held in a commingled fund are classified as NAV assets.

(g)
This category includes U.S. Treasuries, diversified corporate bonds, bank loans, mortgage backed securities, and other governmental debt. Pricing for investments in this category is obtained from quoted prices in actively traded markets and quotations from broker or pricing services. Non-exchange traded securities and exchange-traded securities held in commingled funds are classified as NAV assets.

(h)
This category utilizes a diversified group of strategies that attempt to capture financial market inefficiencies and includes publicly traded mutual funds, commingled funds and limited partnership funds. Pricing for mutual funds in this category is obtained from quoted prices in actively traded markets. Commingled funds and limited partnership funds are classified as NAV assets.

(i)
This category includes a diversified group of funds and strategies that primarily invests in private equity partnerships. This category also includes investments in real estate and private debt. All investments in this category are classified as NAV assets.

(j)
The Company has a securities lending program with a third-party agent. The program allows the agent to lend certain securities from the Company's VEBA trust to selected entities against receipt of collateral (in the form of cash) as provided for and determined in accordance with its securities lending agency agreement.

The DTE Energy Company Master VEBA Trust holds debt and equity securities directly and indirectly through commingled funds. Exchange-traded debt and equity securities held directly are valued using quoted market prices in actively traded markets. The commingled funds hold exchange-traded equity or debt securities and are valued based on NAVs. Non-exchange traded fixed income securities are valued by the trustee based upon quotations available from brokers or pricing services. A primary price source is identified by asset type, class, or issue for each security. The trustee monitors prices supplied by pricing services and may use a supplemental price source or change the primary price source of a given security if the trustee challenges an assigned price and determines that another price source is considered preferable. The Company has obtained an understanding of how these prices are derived, including the nature and observability of the inputs used in deriving such prices.
There were no significant transfers between Level 2 and Level 1 in the years ended December 31, 2018 and 2017.

DTE Gas Company
Notes to Consolidated Financial Statements — (Continued)

Defined Contribution Plans
The Company also sponsors defined contribution retirement savings plans. Participation in one of these plans is available to substantially all represented and non-represented employees. For substantially all employees, the Company matches employee contributions up to certain predefined limits based upon eligible compensation and the employee's contribution rate. Additionally, for eligible represented and non-represented employees who do not participate in the Pension Plans, the Company annually contributes an amount equivalent to 4% (8% for certain represented employees) of an employee's eligible pay to the employee's defined contribution retirement savings plan. The cost of these plans was $8 million in 2018 and 2017, and $7 million in 2016.

NOTE 17 — RELATED PARTY TRANSACTIONS
The Company has agreements with affiliated companies to provide storage and transportation services, and for the purchase of natural gas. The Company also has an agreement with a DTE Energy affiliate where it is charged for its use of their shared capital assets. A shared services company accumulates various corporate support services expenses and charges various subsidiaries of DTE Energy, including DTE Gas. DTE Gas records federal, state, and local income taxes payable to or receivable from DTE Energy based on its federal, state, and local tax provisions.
The following is a summary of the Company's transactions with affiliated companies for the years ended December 31:

	2018	2017	2016
	(In millions)
Revenues
Storage and transportation services	$11	$8	$11
Other services	$1	$1	$1
Costs
Gas purchases	$3	$1	$1
Other services and interest	$36	$32	$28
Corporate expenses, net	$146	$139	$133
Other
Dividends declared	$112	$104	$97
Dividends paid	$112	$104	$97
Capital contribution from DTE Energy	$155	$—	$180
The Company's Accounts receivable and Accounts payable related to Affiliates are payable upon demand and are generally settled in cash within a monthly business cycle. Notes receivable and Short-term borrowings related to Affiliates are subject to a credit agreement with DTE Energy whereby short-term excess cash or cash shortfalls are remitted to or funded by DTE Energy. This credit arrangement involves the charge and payment of interest at market-based rates. Refer to the Consolidated Statements of Financial Position for affiliate balances at December 31, 2018 and 2017.
There were no contributions to the DTE Energy Foundation for the year ended December 31, 2018. Contributions to the DTE Energy Foundation were $22 million and $1 million for the years ended December 31, 2017 and 2016, respectively. The DTE Energy Foundation is a non-consolidated not-for-profit private foundation, the purpose of which is to contribute and assist charitable organizations.
See Notes 1, 14, and 16, "Organization and Basis of Presentation," "Capital Leases," and "Retirement Benefits and Trusteed Assets," for other related party transactions impacting the Company's Consolidated Financial Statements.